Exhibit 99.5

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

The undersigned hereby consents to being named in the Registration Statement on Form S-4 (the “Registration Statement”) of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. as a person who has been nominated to become a member of the Board of Directors of Wynn Resorts, Limited (the “Company”) at the Annual Meeting of Stockholders of the Company to be held November 2, 2012. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

September 25, 2012	/s/ J. Edward Virtue
J. Edward Virtue